OMB Number 3235-0287

            U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
======
___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obliga-tions may continue. See Instruction 1(b).


1. Name and Address of Reporting Person
     William W. Hodge
     239 Farm Lake Road
     Boiling Springs, SC  29316

2. Date of Event Requiring Statement
     January 1, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)
     254 76 7683

4. Issuer Name and Ticker or Trading Symbol
     Hampshire Group, Limited "HAMP"

5. Relationship of Reporting Person to Issuer
     Newly elected Vice President and Chief Financial Officer

6. If Amendment, Date of Original
     N/A

7.  Individual or Joint/Group Filing (Check if applicable line)
     X    Form filed by One Reporting Person
          Form Filed by More than One Reporting Person

Table 1-Non-Derivative Securities Beneficially Owned
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1. Title of Security


2. Amount of Securities Beneficially Owned


3. Ownership Form Direct (D) or Indirect (I)


4. Nature of Indirect Beneficial Ownership

Table II Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------
1. Title of Derivative Security

   Common Stock

2. Date Exercisable and Expiration Date

   Date Exercisable          Expiration Date
   ----------------          ---------------



3.Title and Amount of Securities Underlying Derivative Security

              Title                Amount or Number of Shares
              -----                --------------------------
          Common Stock


4. Conversion or Exercise Price of Derivative Security

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
   D

6. Nature of Indirect Beneficial Ownership



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Explanation of Responses:







/s/  William W. Hodge                             January 24, 2001
-----------------------------                     -------------------
Signature of Reporting Person                            Date